EXHIBIT 99.1

Company Contact:

Jim Stolze

Chief Financial Officer

314-678-6105

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Reports Record Second Quarter Revenue

Revenue Increase of 36% Year-over-Year to $10.7 Million

Backlog Reaches $72 Million

Magnetic Irrigated Catheter on Track for Return to Market

Recently-introduced Odyssey System Building Strong Market Momentum

St. Louis, MO, August 5, 2008 —Stereotaxis, Inc. (NASDAQ: STXS) today reported excellent results for the second quarter ended June 30, 2008. Revenue for the recent second quarter increased 36% to $10.7 million compared with $7.8 million in revenue in the second quarter of 2007. The record revenue for the second quarter was driven by strong sales of the Niobe® Magnetic Navigation System and the recently introduced Odyssey™ Network information management technology. Revenue in the second quarter of 2008 from Niobe and Odyssey systems was $7.9 million, while disposables, services and accessories revenue was $2.8 million. Operating expenses, aside from the Company’s contribution to the re-engineering of the magnetic irrigated catheter, were $1.3 million less than one year ago and $300,000 less than in the first quarter of 2008. In the second quarter of 2007, revenue from Niobe systems sales was $5.8 million and disposables, services and accessories revenue was $2.0 million.

“This was a very solid quarter for Stereotaxis and the Company made excellent progress on a number of fronts,” said Bevil Hogg, Chief Executive Officer of Stereotaxis. “Our second quarter revenue represents revenue recognition on eight Niobe systems, as well as growth in sales of our Odyssey systems. New orders were approximately $14 million, a record second quarter for the Company. Our backlog reached a record $72 million and we had no cancellations during the period. In addition, our efforts to reduce expenses are generating results.”

“The increase in the number of Niobe systems recognized in second quarter revenue compared with the first quarter was achieved despite the lack of availability of an irrigated catheter,” continued Mr. Hogg. “And, there was excellent progress in the second quarter toward resolving the specification conformance issues that led to the magnetic irrigated catheter’s withdrawal in Europe in early 2008. During the week of July 7, Biosense Webster, our partner in the development of this catheter, filed a PMA supplement with the U.S. Food and Drug Administration, immediately followed by a CE Mark filing with European regulators, approximately one month ahead of our expectations. We believe these filings provide the surest approval process for the return to the market of the irrigated catheter. Pending regulatory approvals, we are optimistic that sales of the magnetic irrigated catheter will be able to resume in the fourth quarter of 2008 in Europe and shortly thereafter in the U.S. We expect that the availability of the irrigated catheter will drive substantially greater utilization of our installed base of Niobe Systems.”

“Odyssey continues to show strong customer acceptance with orders of $2.1 million in the second quarter,” said Mr. Hogg. “During the recent quarter, we sold our first Odyssey for use outside of a Niobe system lab. In addition, we are introducing Odyssey Cinema™, an innovative new product. Odyssey Cinema records procedures and enables physicians to receive a real-time high definition view from any point in the network of installed Odyssey systems. In addition, the Cinema Archiver™ feature allows clinicians to store and replay entire procedures or segments of procedures, providing them with a new tool for collaboration, remote consultation, and training. We previewed the Odyssey Cinema and Archiver at the Heart Rhythm Society conference in May and they were enthusiastically received by the clinicians in attendance. We were also very pleased with our recent agreement with Biosense Webster to co-promote and expand Odyssey by granting Biosense Webster non-exclusive rights to use our information management technology to provide its customers with clinical and technical support. We believe this agreement with Biosense Webster will help to accelerate the deployment of Odyssey across a broad spectrum of interventional labs.”

“Lastly, our recent $18 million financial arrangement with Biosense Webster, comprised of advances against royalties on catheter sales and deferrals of ongoing research and development costs associated with current and future products, is, we believe, an endorsement of our relationship. This not only strengthens our collaboration, but provides Stereotaxis with significant new financial resources on favorable terms. In summary, we have all the pieces in place for sustainable progress for the remainder of 2008. And, we believe that our momentum will accelerate when the magnetic irrigated catheter returns to the market. At the same time, we expect to lower expenses sequentially over the remainder of the year,” Mr. Hogg concluded.

Second Quarter Financial Performance

Gross margin for the quarter was $6.5 million, or 61% of revenue, compared with $3.5 million, or 45% of revenue in the second quarter of 2007. Included in the 2007 gross margin was a $1.9 million impairment charge related to the replacement of legacy Niobe I systems. Excluding the impairment charge, the gross profit margin in the second quarter of 2007 was 68%. Gross margin in the second quarter of 2008 was negatively impacted by the sale of one Niobe I system and the structure of one contract which required a significant portion of revenue on that system to be deferred until the third quarter of 2008. Second quarter margin, adjusted for these two items, would have been approximately 64%.

Second quarter operating expenses decreased to $18.7 million, compared to $18.9 million in the second quarter of 2007. However, included in the 2008 amount was $1.1 million in expenses associated with the re-engineering of the irrigated catheter. Excluding this expense, operating expenses would have been $17.6 million, a decrease of $1.3 million from the second quarter of 2007.

R&D expenses for the three months ended June 30, 2008, decreased to $4.8 million, including a $1.1 million charge related to the re-engineering of the magnetic irrigated catheter, compared to $7.1 million in the same period in 2007.

The Company reported a net loss for the second quarter of 2008 of $12.8 million, or $(0.35) per share. This compares to a net loss of $15.0 million, or $(0.42) per share, in the second quarter of 2007. The weighted average shares for the recent first quarter were 36.5 million compared with 36.2 million in the second quarter of last year.

For the first six months of 2008, revenue totaled $17.7 million compared with revenue of $17.0 million for the first six months of 2007. The Company reported a net loss of $26.3 million through the recent first six month period versus a net loss of $25.5 million for the first six months of 2007. On a per share basis, the first six months net loss in 2008 was $(0.72) compared with $(0.72) in the comparable period of 2007.

Cash and investments at June 30, 2008 totaled $11.8 million, compared to $23.6 million at December 31, 2007.

Conference Call Information

The Company has scheduled a conference call for 8:30 a.m. Eastern Standard Time today to discuss its financial results for the second quarter. To access the conference call, please dial (800) 240-2134. International participants can call (303) 275-2170. An audio replay of the call will be available for seven days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11117361#. The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=50284

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approval and return of the irrigated catheter to the market, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue
System	$7,898,310	$5,771,587	$12,275,707	$12,979,029
Disposables, service and accessories	2,760,282	2,063,652	5,411,335	4,017,165
Total revenue	10,658,592	7,835,239	17,687,042	16,996,194

Cost of revenue
System	3,868,166	1,952,482	5,724,268	4,482,290
Disposables, service and accessories	314,471	520,196	884,431	1,240,735
Inventory impairment	—	1,870,653	—	1,870,653
Total cost of revenue	4,182,637	4,343,331	6,608,699	7,593,678

Gross margin	6,475,955	3,491,908	11,078,343	9,402,516
Operating expenses:
Research and development	4,782,074	7,090,948	9,480,871	12,785,639
Sales and marketing	8,621,028	6,986,475	16,284,739	13,066,396
General and administration	5,262,213	4,848,888	10,738,335	9,791,830
Total operating expenses	18,665,315	18,926,311	36,503,945	35,643,865
Operating loss	(12,189,360)	(15,434,403)	(25,425,602)	(26,241,349)
Interest income	24,226	491,103	131,954	873,558
Interest expense	(624,527)	(62,616)	(1,027,178)	(142,232)
Net loss	$(12,789,661)	$(15,005,916)	$(26,320,826)	$(25,510,023)

Net loss per common share:
Basic and diluted	$(0.35)	$(0.42)	$(0.72)	$(0.72)

Weighted average shares used in computing net loss per common share:
Basic and diluted	36,523,194	36,152,659	36,507,915	35,285,931

STEREOTAXIS, INC.

BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$11,358,470	$17,022,200
Short-term investments	—	6,634,178
Accounts receivable, net of allowance of $225,820 and $189,040 in 2008 and 2007, respectively	14,787,534	13,757,270
Current portion of long-term receivables	213,940	136,430
Inventories	9,625,809	9,964,460
Prepaid expenses and other current assets	4,892,621	3,421,202
Total current assets	40,878,374	50,935,740
Property and equipment, net	6,358,570	7,011,763
Intangible assets	1,344,445	1,411,111
Long-term Receivables	328,525	272,859
Long-term Investments	469,392	—
Other assets	760,029	844,321
Total assets	$50,139,335	$60,475,794

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$14,040,379	$972,222
Accounts payable	5,246,680	7,349,426
Accrued liabilities	8,540,333	11,913,418
Deferred contract revenue	11,162,771	8,774,958
Total current liabilities	38,990,163	29,010,024

Long term debt, less current maturities	6,600,142	6,000,000
Long term deferred contract revenue	1,292,900	942,573
Other liabilities	189,381	328,790

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2008 and 2007; none outstanding at 2008 and 2007	—	—
Common stock, par value $0.001; 100,000,000 shares authorized at 2008 and 2007; 37,431,384 and 37,132,529 issued at 2008 and 2007, respectively	37,431	37,133
Additional paid-in capital	281,628,496	276,433,662
Treasury stock, 40,151 shares at 2008 and 2007	(205,999)	(205,999)
Accumulated deficit	(278,393,179)	(252,072,353)
Accumulated other comprehensive gain	—	1,964
Total stockholders' equity	3,066,749	24,194,407
Total liabilities and stockholders' equity	$50,139,335	$60,475,794